Exhibit 99.1

PRESS RELEASE

JERNIGAN CAPITAL ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK, INCLUDING FULL EXERCISE BY UNDERWRITERS OF OVERALLOTMENT OPTION

MEMPHIS, TN, June 27, 2017 ─ Jernigan Capital, Inc. (NYSE: JCAP) (the "Company") today announced the closing of its previously announced offering of 3,500,000 shares of its common stock. In addition, the Company announced that the underwriters exercised in full their option to purchase an additional 525,000 shares at the public offering price of $22.00 per share, which exercise closed simultaneously. Proceeds from the offering and the exercise of the underwriters' option to purchase additional shares, net of the underwriters' discount, are approximately $84.1 million. The Company intends to use the net proceeds from the offering to fund its development portfolio and for general corporate purposes.

Raymond James & Associates, Inc., Jefferies LLC, KeyBanc Capital Markets Inc. and Robert W. Baird & Co. Incorporated served as joint book-running managers for the offering and FBR & Co. served as co-manager.

The offering was made pursuant to a shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission’s (the “SEC”) on June 24, 2016. A prospectus supplement relating to the offering was filed with the SEC.

Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained by visiting the SEC website at www.sec.gov or from Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, telephone: (800) 248-8863, email: prospectus@raymondjames.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, telephone: (877) 821-7388, email: Prospectus_Department@Jefferies.com; and KeyBanc Capital Markets Inc., Attention: Equity Syndicate, 127 Public Square, 4th Floor, Cleveland, Ohio 44114, or by telephone at (800) 859-1783.

June 27, 2017

About Jernigan Capital, Inc.

Jernigan Capital, Inc. is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners, and operators of self-storage facilities. Our mission is to be the preeminent capital partner for self-storage entrepreneurs nationwide by offering creative solutions through an experienced team demonstrating the highest levels of integrity, dedication, excellence and community, while maximizing shareholder value. The Jernigan Capital team has extensive experience in over 100 U.S. markets—from acquiring and managing self-storage properties to new self-storage development—providing JCAP with knowledge unmatched by any lender, broker or advisor to the sector. Jernigan Capital is the only source of construction and development capital focused solely on the self-storage sector.

Forward-Looking Statements

This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. Investors should not place undue reliance upon forward-looking statements.

Contact:

Jernigan Capital, Inc.

Investor Relations: (901) 567-9580

Investorrelations@jernigancapital.com